WESTWOOD HOLDINGS GROUP, INC. REPORTS Q4 AND FISCAL YEAR 2004 RESULTS AND
                           DECLARES QUARTERLY DIVIDEND

    DALLAS, Feb. 9 /PRNewswire-FirstCall/ -- Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2004 fourth quarter revenues of $5.1 million, net income of $896,000, and earnings per diluted share of $0.16. This compares to revenues of $4.7 million and net income of $1.1 million, or $0.21 per diluted share in the fourth quarter of 2003. For the fiscal year ended December 31, 2004, Westwood reported revenues of $20.0 million and net income of $3.7 million, or $0.68 per diluted share, compared to revenues of $20.1 million and net income of $4.9 million, or $0.90 per diluted share for the 2003 fiscal year.

    Total expenses for the 2004 fourth quarter were $3.7 million compared to $2.9 million for the 2003 fourth quarter, and were $14.0 million for the 2004 fiscal year compared to $12.2 million for the 2003 fiscal year, an increase of approximately $1.8 million. Employee compensation and benefits costs for the year 2004 increased by approximately $1.3 million compared to 2003, primarily as a result of higher restricted stock expense. Professional services costs increased by approximately $356,000 primarily due to increased costs associated with Sarbanes-Oxley compliance.

    Susan M. Byrne, Westwood's founder and Chief Executive Officer commented, "While many of our peers in the asset management industry have seen significant increases in cash compensation, we are gratified that our employees have chosen to receive restricted stock in lieu of increased cash compensation in an effort to participate in the future growth of the company."

    Assets under management were $4.0 billion as of December 31, 2004, an increase of 1.1% compared to December 31, 2003. Quarterly average assets under management for the year 2004 were $3.9 billion compared to $4.0 billion for the year 2003. The increase in period ending assets under management was primarily due to the market appreciation of assets under management offset by the withdrawal of assets by certain clients.

    Westwood Trust continued its solid growth, reporting record revenue of $5.9 million and net income of $524,000 in 2004, compared to revenue of $4.8 million and net income of $380,000 for 2003. Westwood Trust also reported period ending assets under management of over $1.0 billion for the first time in its history.

    Westwood also announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.08 per common share, payable on April 1, 2005 to stockholders of record on March 15, 2005.

    Brian O. Casey, Westwood's President and Chief Operating Officer commented, "We are pleased to have delivered improved performance in our flagship LargeCap Value product and another year of strong performance in our seasoned SMidCap Value product. Until recently SMidCap Value has been available exclusively to Westwood Trust clients. We are now focusing on bringing this product to our institutional client base in 2005. We are off to a good start with a new SMidCap client earned last month and additional opportunities in the pipeline. Our AllCap Value and Alternative REAL Income products will complete a three-year record in 2005 and our new SmallCap Value product completed an excellent first year. We have spent considerable time and money over the past several years developing all of these products and look forward to adding additional clients in the years ahead."

    About Westwood

    Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit the Company's website at http://www.westwoodgroup.com .

    Note on Forward-looking Statements

    Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "continue," "comfortable with," "optimistic," "look forward to" and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                              Three months ended            Year ended
                                                  December 31,             December 31,
                                           -----------------------   -----------------------
                                              2004         2003         2004         2003
                                           ----------   ----------   ----------   ----------
REVENUES:
    Advisory fees                          $    3,229   $    3,204   $   13,069   $   14,008
    Trust fees                                  1,494        1,324        5,818        4,794
    Other revenues                                340          178        1,093        1,276
        Total revenues                          5,063        4,706       19,980       20,078

EXPENSES:
    Employee compensation and
     benefits                                   2,458        1,995        9,799        8,492
    Sales and marketing                           112          112          473          563
    Information technology                        188          182          692          779
    Professional services                         401          216        1,248          892
    General and administrative                    513          392        1,783        1,472
        Total expenses                          3,672        2,897       13,995       12,198
Income before income taxes                      1,391        1,809        5,985        7,880
Provision for income tax expense                  495          693        2,299        2,996
Net income                                 $      896   $    1,116   $    3,686   $    4,884

Earnings per share:
    Basic                                  $     0.17   $     0.21   $     0.68   $     0.91
    Diluted                                $     0.16   $     0.21   $     0.68   $     0.90

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                  As of December 31, 2004 and December 31, 2003
               (in thousands, except par values and share amounts)
                                   (unaudited)

                                                          2004        2003
                                                       ----------   ----------
                          ASSETS
Current Assets:
    Cash and cash equivalents                          $      720   $    3,643
    Accounts receivable                                     1,832        1,931
    Investments, at market value                           18,632       17,413
    Other current assets                                      414          385
        Total current assets                               21,598       23,372
Goodwill, net of accumulated amortization of $640           2,302        2,302
Deferred income taxes                                         517          364
Property and equipment, net of accumulated                  1,860          199
 depreciation of $250 and $620
        Total assets                                   $   26,277   $   26,237

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and accrued liabilities           $      629   $      935
    Dividends payable                                         460          167
    Compensation and benefits payable                       2,703        2,776
    Income taxes payable                                       --          472
    Other current liabilities                                  17           19
        Total current liabilities                           3,809        4,369
Deferred rent                                                 805           15
        Total liabilities                                   4,614        4,384
Stockholders' Equity:
    Common stock, $0.01 par value, authorized
     10,000,000 shares, issued and outstanding
     5,754,147 shares at December 31, 2004;
     issued 5,550,472 and outstanding 5,550,119
     shares at December 31, 2003                               58           56
    Additional paid-in capital                             16,962       12,952
    Treasury stock, at cost - 353 shares at
     December 31, 2003                                         --           (6)
    Unamortized stock compensation                         (4,821)      (2,609)
    Retained earnings                                       9,464       11,460
        Total stockholders' equity                         21,663       21,853
Total liabilities and stockholders' equity             $   26,277   $   26,237

    Investor Relations
    214-756-6900

SOURCE  Westwood Holdings Group, Inc.
    -0-                             02/09/2005
    /CONTACT: media, Bill Hardcastle of Westwood Holdings Group, Inc., +1-214-756-6900/
    /Web site:  http://www.westwoodgroup.com /